Exhibit 99

News Release

FOR RELEASE –– JUNE 2, 2010

John Canning named to Corning board

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) announced today the appointment of John A. Canning, Jr., co-founder and chairman of Madison Dearborn Partners, LLC, to the company’s board of directors, effective immediately. The board determined that Canning qualifies as an independent director. In addition to his general responsibilities as a director, he will also serve on the board’s finance and audit committees.

Canning will hold office until Corning’s annual meeting of shareholders on April 28, 2011, at which time he will stand for re-election. His appointment brings the number of Corning directors to 15. The size of the board has ranged from 13 to 18 directors since 1990.

Canning, 65, brings extensive knowledge of finance and private equity investment to Corning’s board. He spent 24 years with First Chicago Corporation, most recently as an executive vice president of The First National Bank of Chicago and president of First Chicago Venture Capital, prior to co-founding Madison Dearborn Partners in 1992. He served as MDP’s chief executive officer from 1992 until assuming his current position as chairman in 2007.

He is active in numerous Chicago-based organizations. He is trustee and chairman of the Chicago Community Trust; trustee and chairman of The Field Museum; and chairman of the Chicago News Cooperative. He also serves on the board of trustees of the Museum of Science and Industry; Northwestern University; Northwestern Memorial Hospital; and the Big Shoulders Fund, which provides support to Catholic schools in inner-city Chicago.

Canning also serves on the boards of Exelon Corporation, an energy service provider; Rasmussen, Inc., a for-profit education company; and the Milwaukee Brewers Baseball Club. He is a commissioner of the Irish Pension Reserve Fund and a former director and chairman of the Federal Reserve Bank of Chicago.

Canning received a J.D. from Duke University in 1969 and an A.B. from Denison University in Granville, Ohio in 1966.

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About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

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